SCHEDULE 14A

INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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FIRST ADVANTAGE CORPORATION

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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Dear Stockholders:

I am very pleased to invite you to attend the first annual meeting of stockholders of First Advantage Corporation, a Delaware corporation, to be held at the Renaissance Vinoy Resort, located at 501 Fifth Avenue NE, St. Petersburg, Florida 33701, on May 20, 2004 at 9:00 a.m. Eastern Time.

Details of the business to be conducted at the meeting are given in the attached notice of annual meeting and proxy statement.

We hope that you are able to attend the annual meeting. It is important that you vote your shares whether or not you are able to attend in person. We urge you to read the accompanying proxy statement and vote on the matters presented by filling in the appropriate boxes on the enclosed proxy card and returning it promptly. If you attend the meeting and prefer to vote in person, you may do so even if you have returned your proxy card. You may also revoke a proxy at any time before it is exercised.

Thank you for your cooperation and your support and interest in First Advantage Corporation.

John Long Chief Executive Officer and President

FIRST ADVANTAGE CORPORATION

One Progress Plaza

Suite 2400

St. Petersburg, Florida 33701

NOTICE OF ANNUAL MEETING

To be Held on May 20, 2004

The annual meeting of stockholders of First Advantage Corporation, a Delaware corporation, will be held at the Renaissance Vinoy Resort, located at 501 Fifth Avenue NE, St. Petersburg, Florida 33701, on May 20, 2004 at 9:00 a.m. Eastern Time, and at any adjournments thereof, for the following purposes:

1.	To elect our board of directors to serve until our annual meeting of stockholders to be held in 2005, or such later time as their successors may be elected and are qualified; and

2.	To transact such other business as may properly come before the meeting.

Our board of directors has fixed the close of business on March 31, 2004 as the record date for determining the holders of our Class A and Class B common stock entitled to notice of the meeting, as well as for determining the holders of our Class A and Class B common stock entitled to vote at the meeting.

All stockholders are invited to attend the annual meeting in person. All stockholders also are respectfully urged to execute and return the enclosed proxy card as promptly as possible. Stockholders who execute a proxy card may nevertheless attend the annual meeting, revoke their proxy, and vote their shares in person. Please read the accompanying proxy statement and proxy card for information on the annual meeting and voting.

By Order Of The Board Of Directors

Kenneth D. DeGiorgio, Executive Vice President, General Counsel and Assistant Secretary

St. Petersburg, Florida

April 12, 2004

FIRST ADVANTAGE CORPORATION

One Progress Plaza, Suite 2400

St. Petersburg, Florida 33701

PROXY STATEMENT

for

annual meeting of stockholders

May 20, 2004

The board of directors of First Advantage Corporation is soliciting proxies for use at the annual meeting of stockholders to be held at the Renaissance Vinoy Resort, located at 501 Fifth Avenue NE, St. Petersburg, Florida 33701, on May 20, 2004 at 9:00 a.m. Eastern Time, and at any adjournments thereof. On or about April 12, 2004 we began sending the attached notice of annual meeting, this proxy statement, the enclosed proxy card, and our annual report for 2003 (which is not part of the proxy soliciting materials) to all holders of record of our Class A and Class B common stock entitled to receive such materials and vote.

Frequently Asked Questions About The Annual Meeting

Q:	What will be voted on at the annual meeting?

A:	The purpose of the annual meeting is to elect our directors for a one-year term and to transact any other business that may properly be presented.

Q:	Does First Advantage have a recommendation on voting?

A:	Yes. The board of directors recommends that you vote “FOR” the nominees for director set forth in the attached proxy card.

Q:	Who is entitled to vote at the meeting?

A:	Holders of record of our Class A common stock and our Class B common stock at the close of business on March 31, 2004 (the “Record Date”) are eligible to vote at the annual meeting. On the Record Date, there were 5,392,757 shares of Class A common stock outstanding and 16,027,286 shares of Class B common stock outstanding.

Q:	What shares can I vote?

A:	You may vote all shares owned by you as of the Record Date. This includes all shares you hold directly as the record holder and all shares you hold indirectly as the beneficial owner.

Q:	How many votes will I have?

A:	Holders of our Class A common stock will have one vote for each share held of record on the Record Date. The holder of our Class B common stock will have ten votes for each share held of record on the Record Date. Cumulative voting is not permitted. The First American Corporation (“First American”) owns 100% of our outstanding Class B common stock, and therefore controls approximately 97% of our voting power.

Q:	What is the difference between record ownership and beneficial ownership?

A:	Most stockholders own their shares through a stockbroker or other nominee rather than directly in their own names. There are some differences in how to vote, depending on how you hold your shares.

You are the record owner of shares if those shares are registered directly in your name with our transfer agent. The transfer agent for our Class A common stock is Wells Fargo Shareowner Services. First Advantage acts as its own transfer agent for our Class B common stock. As the record holder of shares, you may vote such shares in person at the annual meeting or grant your voting proxy directly by completing the enclosed proxy card.

You are the beneficial owner of shares if you hold those shares in “street name” through a stockbroker, bank, trustee or other nominee, including shares held on your behalf in the First Advantage Corporation 401(k) Savings Plan. If you are a beneficial owner, these proxy materials are being sent to you through your stockbroker or other nominee together with a voting instruction card. In order to vote, you must complete the voting instruction card provided by your stockbroker or other nominee to direct the record holder how to vote your shares or obtain a valid proxy from the stockbroker or other nominee who is the record owner of your shares giving you authority to vote your shares in person at the meeting.

Q:	How do I vote?

A:	You can vote on matters that come before the meeting in two ways:

•	You can come to the annual meeting and vote in person; or

•	You can vote by filling out, signing and returning the proxy card or voting instruction card.

If you wish to vote at the annual meeting, and you are a beneficial owner of your shares, you must have a legal proxy in your favor executed by the stockbroker or other nominee who is the record owner.

Whether or not you plan to attend the annual meeting in person, please fill in and sign the enclosed proxy card or instruction card and return it promptly.

Q:	Can I revoke my proxy?

A:	Yes. You may revoke your proxy after you have signed and returned it at any time before the proxy is voted at the annual meeting. There are three ways to revoke your proxy:

•	You may send in another proxy card with a later date;

•	You may notify the secretary of our company in writing before the annual meeting that you have revoked your proxy; or

•	You may vote in person at the annual meeting.

Q:	What is the quorum requirement?

A:	A quorum of stockholders is necessary to hold a valid meeting. A majority of the outstanding shares of Class A and Class B common stock on the Record Date taken as a whole, present in person or represented by proxy at the beginning of the annual meeting, constitutes a quorum. If you have returned a properly signed proxy card, you will be considered present at the meeting and counted in determining the presence of a quorum. Shares represented by proxies that withhold authority to vote for a nominee for election as a director or that reflect abstentions or “broker non-votes” (i.e., shares represented at the meeting held by brokers or nominees and to which (i) instructions have not been received from the beneficial owners or persons entitled to vote and (ii) the broker or nominee does not have the discretionary voting power on a particular matter) will be treated as shares that are present for purposes of determining the presence of a quorum. Abstentions and broker non-votes will not otherwise affect the voting.

Q:	How will my proxy be voted?

A:	Shares represented by a properly executed and returned proxy will be voted at the meeting in accordance with the directions noted thereon. If you sign and return the proxy card but do not make specific choices, the proxy holders named in the proxy card will vote your shares “FOR” the election of all nominees for director recommended by the board and listed on the proxy card. John Long and Kenneth DeGiorgio, our chief executive officer and general counsel, respectively, have agreed to act as proxy holders. Any undirected shares that you hold in the First Advantage Corporation 401(k) Savings Plan will be voted in the same proportion as those shares that have been directed by other participants in the plan.

Q:	What is the voting requirement?

A:	In the election of directors, you may vote “FOR” all of the nominees or your vote may be “WITHHELD” with respect to one or more of the nominees. In the election of directors, the persons receiving the highest number of “FOR” votes will be elected.

Q:	Who counts the votes cast at the annual meeting?

A:	Lisa Steinbach, vice president and controller of our company, acting as the inspector of election, will tabulate votes at the annual meeting. The inspector of election’s duties include determining the number of shares represented at the meeting and entitled to vote, determining the qualification of voters, conducting and accepting the votes, and, when the voting is completed, ascertaining and reporting the number of shares voted, or abstaining from voting, for the election of directors.

NOMINEES FOR ELECTION OF DIRECTORS

Our charter documents require our entire board of nine directors to be elected annually. Our board has designated the persons listed below as candidates for election. Each is currently serving as a director. Unless otherwise specified in the proxy card, the proxies solicited by the board will be voted “FOR” the election of these candidates. In case any of these candidates becomes unavailable to stand for election to the board, an event that is not anticipated, the proxy holders will have full discretion and authority to vote or refrain from voting for any substitute nominee in accordance with their judgment.

The terms of directors elected at the annual meeting expire at the annual meeting to be held in 2005 or as soon thereafter as their successors are duly elected and qualified. The board has no reason to believe that any of the nominees will be unable or unwilling to serve as a director if elected.

Directors are elected by a plurality vote of shares present at the meeting, meaning that the nominee with the most affirmative votes for a particular seat is elected for that seat. If you do not vote for a particular nominee, or if you withhold authority to vote for a particular nominee on your proxy card, your vote will not count either “for” or “against” the nominee.

None of the nominees has a family relationship with the other nominees, any existing director or any executive officer of our company. Pursuant to the stockholders agreement dated as of December 13, 2002 among First American, Pequot Private Equity Fund II, L.P. and First Advantage, First American and each of its affiliates has agreed to vote its shares for one nominee designated by Pequot, who has chosen Lawrence D. Lenihan, Jr. as its designee.

The board recommends a vote “FOR” the election of each nominee listed below.

Nominee	Age	Information
Parker Kennedy Chairman and Director since 2003	56	Mr. Kennedy has been president of First Advantage’s parent company First American since 1993, served as executive vice president from 1986 to 1993, was appointed to its board of directors in 1987, and was named chairman and chief executive officer in 2003. Mr. Kennedy has been employed by First American’s primary subsidiary, First American Title Insurance Company, since 1977. He was appointed vice president of that company in 1979 and in 1981 he joined its board of directors. During 1983, he was appointed executive vice president of First American Title Insurance Company, and in 1989 was appointed its president. He now serves as its chairman, a position to which he was appointed in 1999.

Nominee	Age	Information
John Long Chief Executive Officer, President and Director since 2003	48	Mr. Long has been with First American since 1990, serving first as senior vice president of sales, then as executive vice president and then president of First American Real Estate Tax Services, Inc. From November 1993 to March 2000, Mr. Long was president and chief executive officer of First American Real Estate Information Services, Inc., overseeing that company’s strategic and acquisition direction, completing over 40 acquisitions. In March 2000, he became president and chief executive officer of HireCheck, Inc. where he oversaw the acquisition of Substance Abuse Management, Inc., Employee Health Programs, Inc., American Driving Records, Inc., First American Registry, Inc., and SafeRent, all of which are now subsidiaries of First Advantage. Mr. Long also serves on the board of directors of First American Title Insurance Company, a wholly-owned subsidiary of First American. Mr. Long earned a Bachelor of Arts degree from the College of New Rochelle and a Masters degree in business administration from Hofstra University in New York.

J. David Chatham Director since 2003	53	Mr. Chatham has been a director of First American since 1989, and currently serves as chairman of First American’s audit committee and as a member of its compensation and nominating and corporate governance committees. Mr. Chatham has also been a member of the board of directors of First American Title Insurance Company since 1989. Since 1972, he has been president and chief executive officer of Chatham Holdings, Inc., a real estate development company.

Barry Connelly Director since 2003	63	Mr. Connelly serves as a credit information consultant to foreign governments and financial services organizations around the world. In December 2002 he retired from the Consumer Data Industry Association after 33 years of service, including eight years as president. During his tenure with CDIA he was a contributor in drafting the first Fair Credit Reporting Act in 1970 and its successor in 1997.

Lawrence Lenihan, Jr. Director since 2003	39	Mr. Lenihan was a director of US SEARCH.com, Inc. (“US SEARCH”) from September 2000 until June 2003 when First Advantage acquired that company. Mr. Lenihan is a managing general partner and co-head of the Pequot venture funds and the Pequot private equity funds. Previously, Mr. Lenihan was a principal with Broadview Associates, L.L.C. where he was a senior member of the mergers and acquisitions team. Prior to joining Broadview, Mr. Lenihan held various positions within IBM. Mr. Lenihan is also a member of the board of directors of Netegrity, Inc., a Nasdaq-quoted company, where he serves as lead director, chairman of the nominating committee and as a member of the compensation committee.

Donald Nickelson Director since 2003	71	Mr. Nickelson has served as a director and vice chairman of leveraged buy-out firm Harbour Group Industries, Inc. since February 1991, where he also serves on the executive and compensation committees. Prior to joining Harbour Group, he served as president of PaineWebber Group, an investment banking and brokerage firm, from February 1988 to January 1990. He is lead independent trustee of the Mainstay Mutual Funds Group where he also serves on the audit committee, and currently serves on the boards of directors of several private companies. Mr. Nickelson is also a member of the board of directors of Adolor Corporation, a Nasdaq-quoted company, where he serves as a member of the audit, nominating and governance committees.

Nominee	Age	Information

Donald Robert Director since 2003	44	Mr. Robert is currently chief executive officer of Experian North America, a global information technology company and a wholly owned subsidiary of GUS PLC, a British retailing and consumer information conglomerate. Prior to his current appointment, Mr. Robert served as Experian’s chief operating officer, and president of its Information Solutions business unit, beginning in April 2001. From 1995 to 2001, Mr. Robert was a group executive of First American with responsibility for its Consumer Information and Services Group. From 1992 to 1995, Mr. Robert was president of Credco, Inc., now First American Credco, Inc., the nation’s largest specialized credit reporting company and an affiliate of First American.

Adelaide Sink Director since December, 2003	55	Ms. Sink currently serves on the board of Republic Bancshares, Inc., a company quoted on Nasdaq, and is an active board member of several non-profit organizations, including the Community Foundation of Tampa Bay, Nature Conservancy of Florida and Wake Forest University. Ms. Sink had a 26-year career with Bank of America - Florida, which culminated in her appointment as president from 1993 until 2000.

David Walker Director since 2003	50	Mr. Walker is currently a member of the faculty teaching accounting and serving as the Director of the Program for Social Responsibility and Corporate Reporting in the College of Business at the University of South Florida St. Petersburg, and is a consultant on corporate governance matters, both roles he has held since 2002. From 1975 through 2002, Mr. Walker was with Arthur Andersen LLP, serving as a partner in the firm from 1986 through 2002. Mr. Walker is also a member of the boards of directors of Paradyne Networks, Inc. and Technology Research Corporation, Inc., both Nasdaq-quoted companies, where he serves as chairman of the audit committee of each company and as a member of the nominating committee of Paradyne Networks, Inc.

INFORMATION ABOUT OUR BOARD OF DIRECTORS

Composition of Board and Committees

Our board of directors oversees our business and affairs and monitors the performance of management. Management is responsible for the day-to-day operations of our company. As of the date of this proxy statement, our board has nine directors and the following committees: audit, nominating and compensation. The membership during the last fiscal year and the function of each of the committees are described below. Each of the committees is required to be comprised of three or more members of the board.

We have held five board meetings during the period from May 14, 2003, the date First Advantage became a registrant under the Exchange Act, to December 31, 2003. Each director attended at least 75% of all board and applicable committee meetings. The following table lists membership of our board of directors and board committees:

Committees
Name of Director	Audit		Nominating		Compensation
Parker Kennedy
John Long
J. David Chatham	X
Barry Connelly	X
Lawrence Lenihan, Jr.			X		X
Donald Nickelson			X	*	X
Donald Robert			X		X	*
Adelaide Sink
David Walker	X	*

X= Committee Member;

X*= Committee Chair

Our board has determined that each of our directors is independent within the meaning of applicable Nasdaq and SEC rules, except for Parker Kennedy, who is chairman, chief executive officer and president of our parent company First American; John Long, who is our chief executive officer and president; and Donald Robert, who was employed by First American until 2001. However, First Advantage is a “controlled company” within the meaning of the Nasdaq Marketplace Rules because First American controls more than 50% of the voting power in First Advantage. As such, we are relying on Marketplace Rule 4350(c) which allows controlled companies to be exempt from rules requiring (a) the compensation and nominating committees to be composed solely of independent directors; (b) the compensation of the executive officers to be determined by a majority of the independent directors or a compensation committee composed solely of independent directors; and (c) director nominees to be selected or recommended for the board’s selection, either by a majority of the independent directors, or a nominating committee composed solely of independent directors.

Audit Committee. Our board established the audit committee for the primary purposes of overseeing the accounting and financial reporting processes of our company and audits of our financial statements, and preparing an annual report of the committee. Our board of directors has made an affirmative determination that each member of the audit committee (a) is an “independent director” as that term is defined by Nasdaq Marketplace Rules and (b) satisfies Nasdaq Marketplace Rules relating to financial literacy and experience. Our board of directors has further determined that David Walker satisfies the criteria for being an “audit committee financial expert” as such term is defined in Item 401(h) of Regulation S-K promulgated by the SEC.

The audit committee is solely responsible for selecting First Advantage’s independent public accountants; approving in advance all audit services and related fees and terms; and approving in advance all non-audit services, if any, provided by our independent public accountants and related fees and terms. The audit committee also oversees and monitors our internal control system, evaluates the independence standards for our outside auditors, reviews the conduct of and personnel in our internal audit function, reviews financial information in our quarterly reports, and reviews and evaluates the audit performed by our outside auditors. The committee reports any significant developments with respect to its duties to the full board. The audit committee met seven times during 2003. Our board of directors has adopted a written audit committee charter, a copy of which is attached to this proxy statement as Appendix A. The audit committee charter may also be viewed in the Corporate Governance page of the Investor Relations section of our website located at www.fadv.com. For more information regarding the audit committee, see “Report of the Audit Committee of the Board of Directors” on page 9 of this proxy statement.

Compensation Committee. The compensation committee is responsible for recommending compensation arrangements for officers of our company; evaluating the performance of our company’s chief executive officer; administering our company’s compensation plans, and preparing annual and other reports of the committee. Each member of the committee is a non-employee director. The compensation committee met two times in 2003. The compensation committee charter may be viewed on the Corporate Governance page of the Investor Relations section of our website located at www.fadv.com. For additional information regarding the compensation committee, see “Report of the Compensation Committee of the Board of Directors on Executive Compensation” on page 19 of this proxy statement.

Nominating Committee. Our board of directors has established a nominating committee to assist the board in identifying individuals qualified to become directors and recommending to the board for nomination candidates for election or reelection to the board or to fill board vacancies. The nominating committee, which was not formed until September 2003, did not meet in 2003.

The nominating committee acts under a written charter (a copy of which may be viewed in the Corporate Governance page of the Investor Relations section of our website located at www.fadv.com) specifying, among other things, the following minimum qualifications for candidates recommended for election to the board:

•	impeccable character and integrity;

•	the ability to communicate effectively with members of the board, management, auditors and outside advisors;

•	a willingness to act independently;

•	substantial experience in business, with educational institutions, governmental entities or non-profit organizations;

•	the ability to read and understand financial statements and financial analysis;

•	the ability to analyze complex business matters;

•	no criminal history or a background which could reasonably be expected to damage the reputation of our company;

•	does not currently serve as a director, officer or employee of, or a consultant to, a direct competitor of our company; and

•	does not cause our company to violate independence requirements under applicable law or the Nasdaq Marketplace Rules.

The nominating committee also will consider, among other factors, whether an individual has any direct experience with our company or its subsidiaries (whether as a director, officer, employee, supplier or otherwise); the individual’s experience in the industry in which our company operates; the individual’s other obligations and time commitments; whether the individual is an employee of a company or institution on the board of directors of which a senior executive of our company serves; whether the individual has specific knowledge, skills or experience that may be of value to our company or a committee of the board; whether an individual has been recommended by a stockholder of our company, an independent member of the board, another member of the board, senior management of our company or a customer of our company; and the findings of any third parties that may be engaged to assist the committee in identifying directors.

The nominating committee recommended the slate of directors proposed for election at the annual meeting, which was unanimously approved by the full board of directors, including unanimous approval by the independent directors. Lawrence Lenihan, Jr. was recommended as a nominee by Pequot Private Equity Fund II, L.P., a holder of our Class A common stock who is entitled to designate one director that First American and its affiliates are required to vote for under the terms of a stockholders agreement. The board appointed Adelaide A. Sink on the recommendation of the chief executive officer of our company after the board was expanded to nine members. Ms. Sink joined the board in December 2003.

Procedure for Stockholder Nominations of Directors

Nominations for the election of directors may only be made by the board of directors in consultation with its nominating committee. A stockholder of record who has the power to vote ten percent or more of the outstanding capital stock of our company may recommend to the nominating committee up to one candidate for consideration as a nominee in any 12-month period. The nominating committee will consider a stockholder nominee only if a stockholder gives written notice to the secretary of our company at our principal executive offices not later than the close of business on November 1 of the year immediately preceding the year of the annual meeting of stockholders at which the stockholder desires to have his or her candidate presented by the board. Each such notice must include the name, address and telephone number of the potential nominee; a detailed biography of the potential nominee; and evidence of stock ownership by the presenting stockholder, including the number of shares owned. Nominees properly proposed by eligible stockholders will be evaluated by the nominating committee in the same manner as nominees identified by the committee.

Stockholder Communications

Our stockholders may communicate directly with the members of the board of directors or individual members by writing directly to it or those individuals, care of the secretary of our company at our principal executive offices, together with evidence of stock ownership. We strongly encourage our board of directors to attend our annual meeting of stockholders, and any member who misses three consecutive annual meetings will be removed. Since our company was formed in 2003, this will be the first annual meeting of stockholders directors may attend.

Code of Ethics

First Advantage has adopted a code of ethics that applies to its chief executive officer, chief financial officer, controller and all of its other officers, employees and directors. A copy of our code of ethics may be viewed in the Corporate Governance page of the Investor Relations section of our website located at www.fadv.com.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The members of the compensation committee for fiscal 2003 were Messrs. Lenihan, Nickelson and Robert. No member of this committee was at any time during the 2003 fiscal year or at any other time an officer or employee of First Advantage, and no member had any relationship with First Advantage requiring disclosure under Item 404 of Regulation S-K. No executive officer of First Advantage has served on the board of directors or compensation committee of any other entity that has or has had one or more executive officers who served as a member of the board of directors or the compensation committee of First Advantage during the 2003 fiscal year.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

In the performance of its oversight function, the audit committee has met and held discussions with management of First Advantage, who represented to the audit committee that our company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles. The audit committee has reviewed and discussed the consolidated financial statements with both management and our company’s independent public accountants, PricewaterhouseCoopers LLP. The audit committee also discussed with our company’s independent public accountants matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees), as currently in effect.

Our company’s independent public accountants also provided to the audit committee the written disclosures required by the current version of Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the audit committee discussed their independence with the independent public accountants. In connection with that, the audit committee has considered whether the provision of non-auditing services (and the aggregate fees billed for these services) in fiscal 2003 by PricewaterhouseCoopers LLP to First Advantage is compatible with maintaining the independent public accountants’ independence.

Based upon the reports and discussions described in this report, the audit committee recommended to the board of directors that the audited consolidated financial statements be included in our company’s annual report on Form 10-K for the fiscal year ended December 31, 2003, filed with the SEC.

By the Audit Committee of the Board of Directors

David Walker, Chairman

J. David Chatham

Barry Connelly

EXECUTIVE OFFICERS

Our executive officers in addition to Parker Kennedy and John Long are listed below:

Akshaya Mehta, 44, chief operating officer and executive vice president since 2003. Previously executive vice president and chief operating officer of American Driving Records (“ADR”), a wholly-owned subsidiary of First Advantage, Mr. Mehta has over 15 years of management experience and over 20 years of technology development expertise. Prior to joining ADR in 1999, Mr. Mehta served as division vice president of product development at Automatic Data Processing, Inc., vice president of development at Security Pacific Bank, and Deputy Head of Development at UBS London. Mr. Mehta earned a Masters degree in computer science at the Imperial College of the University of London after obtaining a Bachelor of Science degree in physics from the same university.

John Lamson, 53, chief financial officer and executive vice president since 2003. Prior to joining First Advantage, Mr. Lamson served as chief financial officer of First American Real Estate Information Services Inc., a wholly-owned subsidiary of First American, a position he held from September 1997 to June 2003. Prior to that, Mr. Lamson served as chief financial officer of a financial institution and as a certified public accountant with Arthur Andersen & Co. Mr. Lamson is a member of the American Institute of Certified Public Accountants and holds a Bachelor of Arts degree in business administration from the University of South Florida.

Kenneth DeGiorgio, 32, general counsel, executive vice president and assistant secretary since 2003. Mr. DeGiorgio presently serves as senior vice president and general counsel of First American, which he joined in February 1999. Beginning in September 1997, Mr. DeGiorgio was an associate in the Los Angeles office of White & Case, LLP. Mr. DeGiorgio received a Bachelor of Arts degree in government from Harvard College, a Juris Doctor degree from the University of California, Los Angeles School of Law and a Masters degree in business administration from the Anderson Graduate School of Management at University of California, Los Angeles.

Paul Areida, 48, president of motor vehicle record services division since 2003. Prior to joining First Advantage, Mr. Areida was senior vice president and national sales manager of Applied Systems, Inc., with responsibility for sales, strategic planning and product conceptualization. Mr. Areida has more than 20 years of experience in insurance-related sales and management. Mr. Areida holds a Bachelor of Science degree in psychology from Humboldt State University and a Masters degree in education and psychology from Fresno State University.

Evan Barnett, 56, president of resident screening services division since 2003. Mr. Barnett has served as president of our subsidiary First American Registry, Inc. since December 1994. Previously, Mr. Barnett held senior management positions with Omni International Corporation and related entities from 1974 through December 1994. He was employed as a certified public accountant with Grant Thornton LLP (then Alexander Grant & Co) from 1970 to 1974. Mr. Barnett graduated from The American University with a Bachelor of Science degree in accounting and a Masters degree in business administration in financial management.

Robert Schwartz, 43, president of consumer direct segment since 2003. Prior to joining US SEARCH in January of 2002, Mr. Schwartz was Managing Director of Darwin Venture Partners, a venture advisory group, working with early stage companies. Prior to that, Mr. Schwartz was managing director for e-Colony, an Internet Capital Group incubator, were he led the venture operation team. Prior to e-Colony, he was executive vice president and general manager of NORDSTROM.com. Mr. Schwartz began his career in the financial industry with Drexel Burham Lambert. Mr. Schwartz currently sits on the advisory boards of FireClick and Made4Me. Mr. Schwartz received his Bachelor of Arts degree from University of Washington.

Bart Valdez, 41, president of employment screening services division since 2003. Mr. Valdez was named president of HireCheck, Inc. in October 2002 after joining the company in October 2000 as Chief Operating Officer. From August 2001 until October 2002, he also served as president of Substance Abuse Management,

Inc. (“SAMI”). From June of 1998 until he joined HireCheck, Mr. Valdez served as vice president of business development and operations for Employee Information Services, Inc. (“EIS”). HireCheck, SAMI and EIS are now subsidiaries of First Advantage. He received his Bachelor of Science degree from Colorado State University and his Masters degree in business administration from the University of Colorado.

David Wachtel, 44, is vice president and chief technology officer of First Advantage. Prior to joining US SEARCH in May of 2000 as the chief technology officer, from March 1995 to March 2000, Mr. Wachtel served as the chief executive officer of Networks Electronic Corporation, a publicly traded company specializing in engineering and manufacturing solutions for the aerospace industry. He also served as a managing partner at InvesTech Systems, where he was the chief architect and designer of products. Mr. Wachtel has also served as a technical consultant to numerous companies and government agencies. Mr. Wachtel earned a Computer Science degree from the University of Cape Town, South Africa.

COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS

The following table sets forth the total compensation paid or to be paid by First Advantage, as well as certain other compensation paid or accrued, during the periods presented to the chief executive officer and the four most highly compensated executive officers serving at the end of 2003, based on salary and bonus (collectively, the “Named Executive Officers”):

Summary Compensation Table(1)

Name and Principal Position	Year	Annual Compensation			Long-Term Compensation	All Other Compensation(3)
		Salary		Bonus(2)	Number of Securities Underlying Options/SARs
John Long, Chief Executive Officer	2003 2002 2001		$306,954 — —	$409,846 — —	420,000 — —	$12,039

Akshaya Mehta, Chief Operating Officer	2003 2002 2001		$238,864 — —	$200,000 — —	135,000 — —	$8,094

John Lamson, Chief Financial Officer	2003 2002 2001		$205,570 — —	$200,000 — —	100,000 — —	$11,177

Evan Barnett, President of Resident Screening Services Division	2003 2002 2001		$226,155 — —	$205,531 — —	75,000 — —	$12,039

David Wachtel, Chief Technology Officer(4)	2003 2002 2001	$ $	237,618 — 250,021	$225,000 — —	40,000 — 34,000	$65

(1)	The summary compensation table summarizes full-year compensation for 2003, including amounts paid or accrued by First American or US SEARCH prior to First Advantage acquiring First American’s screening technology division and US SEARCH in June 2003.
(2)	Consists entirely of cash bonuses, except for Mr. Wachtel who received a bonus on April 3, 2003 of $125,000, payable one half in cash and one half in common stock of US SEARCH. The US SEARCH common stock was converted into approximately 3,492 shares of our Class A common stock when First Advantage acquired that company in June 2003.
(3)	Consists of matching contributions made in First American’s 401(k) Savings Plan during, or with respect to, the covered fiscal year, plus the dollar value of insurance premiums paid by, or on behalf of, First American during the covered fiscal year with respect to term life insurance for the benefit of such officer.
(4)	Mr. Wachtel’s compensation for 2001 was paid by US SEARCH prior to that company becoming a wholly-owned subsidiary of First Advantage. Mr. Wachtel was originally granted options to acquire 850,000 shares of US SEARCH common stock in 2001. The amount listed in the summary compensation table refers to the approximate number of shares of Class A common stock of First Advantage that may be acquired after applying the exchange ratio used in connection with First Advantage’s acquisition of US SEARCH in June 2003. Mr. Wachtel’s 2001 compensation is as stated in US SEARCH’s proxy statement for its annual meeting held July 18, 2002.

Named Executive Officer Stock Option Grants and Exercises

The following table provides information about stock option grants made to each of the Named Executive Officers during 2003 pursuant to the First Advantage Corporation 2003 Incentive Compensation Plan. No other options and no stock appreciation rights were granted to the Named Executive Officers during 2003.

Option Grants In 2003

Name of Executive Officer	Number of Securities Underlying Options Granted(1)	Percent of Total Options Granted to Employees in 2003	Exercise or Base Price Per Share		Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term(2)
						5%		10%
John Long	270,000 150,000	12.8 7.1	$ $	21.625 18.400	06/04/2013 12/22/2013	$ $	3,671,959 1,735,749	$ $	9,305,464 4,398,729

Akshaya Mehta	50,000 85,000	2.4 4.0	$ $	21.625 18.400	06/04/2013 12/22/2013	$ $	679,992 983,591	$ $	1,723,234 2,492,613

John Lamson	50,000 50,000	2.4 2.4	$ $	21.625 18.400	06/04/2013 12/22/2013	$ $	679,992 578,583	$ $	1,723,234 1,466,243

Evan Barnett	50,000 25,000	2.4 1.2	$ $	21.625 18.400	06/04/2013 12/22/2013	$ $	679,992 289,292	$ $	1,723,234 733,122

David Wachtel	40,000	1.9		$16.660	08/04/2013		$419,095		$1,062,070

(1)	Options vest in approximately equal parts on each of the first three anniversaries of the date of grant.
(2)	The potential realized value figures assume that the market price of our Class A common stock at the time each option is granted will appreciate at annual rates of 5% and 10%, respectively, over the term of the grant.

The following table provides information about stock options held by the Named Executive Officers as of December 31, 2003.

Aggregated Option Exercises in 2003

and Option Values as of December 31, 2003

Name of Executive Officer	Number of Shares Acquired on Exercise	Value Realized	Number of Securities Underlying Unexercised Options on December 31, 2003		Value of Unexercised In- The-Money Options on December 31, 2003(1)
			Exercisable	Unexercisable	Exercisable	Unexercisable
John Long	—	—	0	420,000	0	$108,000
Akshaya Mehta	—	—	0	135,000	0	$61,200
John Lamson	—	—	0	100,000	0	$36,000
Evan Barnett	—	—	0	75,000	0	$18,000
David Wachtel	—	—	72,998	40,000	$66,200	$98,400

(1)	These values are calculated based upon the difference between the exercise price and $19.12, which was the closing price of our Class A common stock on December 31, 2003 as reported on the Nasdaq National Market.

First American Benefit Plans

Certain employees of First Advantage are eligible to participate in the following benefit plans maintained by First American for the benefit of certain officers and employees of First American and its subsidiaries, including First Advantage and its subsidiaries.

Pension Plans. Employees of First Advantage and its subsidiaries who were participants in First American’s defined benefit pension plan prior to First Advantage’s June 5, 2003 acquisition of First American’s screening technology division, and who have become employees of First Advantage or its subsidiaries in connection with such acquisition generally are permitted to continue their participation in the pension plan, to the extent available to employees of First American. As of December 31, 2001, no new participants have been or will be permitted to participate in the defined benefit pension plan.

Pension Plan Table

Remuneration (Final Average Pay)(1)	Years of Benefit Service
	5	10	20	30	40	50
$100,000	$4,850	$9,950	$22,150	$34,350	$46,550	$58,750
125,000	6,100	12,513	27,838	43,163	58,488	73,813
150,000	7,350	15,075	33,525	51,975	70,425	88,875
175,000	8,600	17,638	39,213	60,788	82,363	103,938
200,000	9,850	20,200	44,900	69,600	94,300	119,000
225,000	11,100	22,763	50,588	78,413	106,238	134,063
250,000	12,350	25,325	56,275	87,225	118,175	149,125
275,000 or more	13,600	27,888	61,963	96,038	130,113	164,188

(1)	Final average pay is defined as the highest consecutive five-year average “pay,” as defined in the pension plan, during the 10-year period ending December 31, 2001.

The above table sets forth estimated annual benefits upon retirement (assuming such benefits will be paid in the form of a life annuity) at various compensation levels and years of service under First American’s pension plans. Subject to certain conditions of age and tenure, all regular employees of First American and its participating subsidiaries were eligible to join First American’s qualified pension plan until December 31, 2001. No employees are eligible to join the pension plan after that date.

In order to participate, during plan years ending on or prior to December 31, 1994, an employee was required to contribute 1 1/2% of pay (i.e., salary, plus cash bonuses, commissions and other pay) to the plan. As a result of amendments to the pension plan that were adopted in 1994, during plan years commencing after December 31, 1994, an employee was not required to contribute to the plan in order to participate. As a result of further amendments, which were adopted in 2000, the pension plan will not accept new participants after December 31, 2001.

A participant generally vests in his accrued benefit attributable to First American’s contributions upon the completion of three years of service or, if earlier, the attainment of normal retirement age while an employee. Normal retirement age is defined under the plan as the later of the employee’s attainment of age 65 or his third anniversary of participation in the plan.

Upon retirement at normal retirement age, an employee receives full monthly benefits which are equal, when calculated as a life annuity:

•

for years of credited service with First American and its subsidiaries (including First Advantage and its subsidiaries) as of December 31, 1994, to 1% of the first $1,000 and 1 1/4% of remaining final average pay (i.e., the average of the monthly “pay,” as defined above, during the five highest paid consecutive calendar years out of the last ten years prior to retirement) times the number of years of credited service as of December 31, 1994; and

•	for years of credited service with First American and its subsidiaries (including First Advantage and its subsidiaries) after December 31, 1994, to 3/4% of the first $1,000 and 1% of the remaining final average pay times the number of years of credited service subsequent to December 31, 1994.

•	Effective December 31, 2000, First American’s pension plan was amended to exclude from the calculation of benefits (a) any pay earned after December 31, 2001, and (b) any service earned after December 31, 2005.

•	Effective December 31, 2002, First American’s pension plan was amended to reduce the rate at which future benefits accrue for participants who had not yet attained age 50 by spreading the accrual of the benefit that would have accrued during 2003 – 2005 over extended periods ranging from 5 to 20 years, depending on the participant’s age as of December 31, 2002.

An employee with at least three years of participation in the plan may elect to retire after attaining age 55, but prior to age 65, and receive reduced benefits.

First American funds the plan based on actuarial determinations of the amount required to provide the stated benefits. The table is based on retirement at age 65 or later, with contributions having been made by the employee in each year of credited service prior to 1995. The benefits are not subject to deduction for Social Security payments or any other offsets. Currently, John Long, John Lamson and Evan Barnett have 13 1/2, 6 1/2 and 5 1/2 years, respectively, of credited service.

The compensation levels shown in the table are less than those set forth in the summary compensation table because the federal tax law limits the maximum amount of pay that may be considered in determining benefits under the tax-qualified pension plan, and First American’s pension restoration plan, which is described below, does not make up for these limits for pay exceeding $275,000. The limit on pay that could be recognized by tax-qualified retirement plans was $200,000 in 1989. This amount was adjusted for inflation for each year through 1993, when the limit was $235,840. In 1993, this limit was decreased to $150,000 for plan years beginning in 1994. The $150,000 limit has been adjusted for inflation and was increased to $160,000 as of January 1, 1997, and to $170,000 as of January 1, 2000. The highest final average pay that could be considered in determining benefits accruing under the pension plan before 1994 is $219,224, and since First American’s pension plan does not consider pay earned after December 31, 2001, the highest final average pay that can be considered in determining benefits accruing after 1993 is $164,000.

During 1996, First American adopted its pension restoration plan. This plan is an unfunded, nonqualified plan designed to make up for the benefit accruals that are restricted by the indexed $150,000 pay limit. However, in order to limit its expense, the pension restoration plan does not make up for benefit accruals on compensation exceeding $275,000. The pension restoration plan also makes up for benefits that cannot be paid from First American’s pension plan because of limitations imposed by the federal tax laws. Vesting of benefits payable to an employee under First American’s pension restoration plan occurs at the same time that vesting occurs for that employee in his or her pension plan benefits. The pension restoration plan is effective as of January 1, 1994, but only covers selected pension plan participants who were employees of First American or its participating subsidiaries on that date. As noted above, January 1, 1994, is the date as of which the pay limit for the pension plan was reduced from $235,840 to $150,000. The pension restoration plan excludes pay earned after December 31, 2001, as does the pension plan.

Supplemental Benefit Plan. First American maintains an executive supplemental benefit plan that it believes assists in attracting and retaining highly qualified individuals for upper management positions. The plan provides retirement benefits for, and pre-retirement death benefits with respect to, certain key management personnel selected by First American’s board of directors, and may include executives of First Advantage or its subsidiaries at and to the extent selected by First American’s board of directors. Under the plan, upon retirement at normal retirement date (the later of age 65 or, unless waived by First American’s board of directors, completion of ten years of service), a participant receives a joint life and 50% survivor annuity benefit equal to 35% of “final average compensation.” “Final average compensation” is the average annual compensation, composed of base salary, plus cash and stock bonuses, for those three calendar years out of the last ten years of employment preceding retirement in which such compensation is the highest.

The benefit is reduced by 5% for each year prior to normal retirement date in which retirement occurs and, until age 70, increased by 5% (compounded in order to approximate the annuitized value of the benefit had retirement occurred at age 65) for each year after such date in which retirement occurs. With respect to such postponed retirement, the plan takes into account covered compensation received until age 70, so that the retirement benefit of an executive who retires after normal retirement date is equal to the greater of the annuitized benefit or the benefit calculated using final average compensation until age 70.

To be eligible to receive benefits under the plan, a participant must be at least age 55, have been an employee of First American, or an employee of one of its subsidiaries (including First Advantage and its subsidiaries), for at least ten years and, unless waived by First American’s board of directors, covered by the plan for at least five years. A pre-retirement death benefit is provided consisting of ten annual payments, each of which equals 50% of final average compensation. Vesting of rights under the plan is accelerated in the event of a change in control (as defined in the plan) of First American.

The supplemental benefit plan is unfunded and unsecured. First American purchases insurance, of which First American is the owner and beneficiary, on the lives of the participants in the plan. This insurance is designed to recover, over the life of the plan, First American’s costs incurred with respect to the plan. Currently, only John Long has been selected by the First American board to participate in the plan. No amounts are payable by First Advantage in connection with this plan.

Deferred Compensation Plan. First American’s deferred compensation plan offers to a select group of management and highly compensated employees of First American and its subsidiaries, including First Advantage and its subsidiaries, the opportunity to elect to defer portions of salary, commissions and bonuses. A committee appointed by First American’s board is responsible for administering the plan, which became effective January 1, 1998. First American maintains a deferral account for each participating employee on a fully vested basis for all deferrals. Participants can choose to have their cash benefits paid in one lump sum or in quarterly payments upon termination of employment or death. Subject to the terms and conditions of the plan, participants also may elect to schedule in-service withdrawals of deferred compensation and the earnings and losses attributable thereto. For all participants who joined the plan prior to December 31, 2001, the plan provides a pre-retirement life insurance benefit equal to the lesser of 15 times the amount deferred in a participant’s first year of participation or $2.0 million. The life insurance benefit is reduced beginning at age 61 by 20% per year. Participants who join the plan after December 31, 2001, are not eligible for any life insurance benefit. First American pays a portion of the cost of such life insurance benefits. John Long, John Lamson and Akshaya Mehta participate in this plan. The plan is unfunded and unsecured.

Change of Control Arrangements

First American’s supplemental benefit plan calls for accelerated vesting of all benefits in the event of a change in control of First American. The First Advantage Corporation 2003 Incentive Compensation Plan calls for accelerated vesting of all awards in the event of a change in control of First American or First Advantage.

A “change in control” for purposes of First American’s supplemental benefit plan means any one of the following:

•	a merger or consolidation in which shareholders of First American end up owning less than 50% of the voting securities of the surviving entity;

•	the sale, transfer or other disposition of all or substantially all of First American’s assets or the complete liquidation or dissolution of First American;

•	a change in the composition of First American’s board over a two-year period without the consent of a majority of the directors in office at the beginning of the two-year period; or

•	the acquisition or accumulation by certain persons of at least 25% of First American’s voting securities.

A “change in control” for purposes of the First Advantage Corporation 2003 Incentive Compensation Plan means any one of the following:

•	an acquisition in one transaction or a series of transactions by any person which results in such person owning more than 50% of the voting power in First American (other than directly from First American);

•	an acquisition in one transaction or a series of transactions by any person which results in such person owning more than 50% of the voting power in First Advantage (other than directly from First Advantage);

•	a merger, consolidation or similar transaction involving First American, unless (a) shareholders of First American end up owning more than 50% of the voting securities of the surviving entity, (b) a majority of the board of First American prior to the transaction constitutes at least a majority of the board of the surviving entity, and (c) First American and its affiliates own collectively 50% or more of the voting power of the surviving entity;

•	a merger, consolidation or similar transaction involving First Advantage, unless (a) stockholders of First Advantage end up owning more than 50% of the voting securities of the surviving entity, (b) a majority of the board of First Advantage prior to the transaction constitutes at least a majority of the board of the surviving entity, and (c) First Advantage and its affiliates own collectively 50% or more of the voting power of the surviving entity;

•	the composition of First American’s board is changed without the consent of a majority of the directors in office;

•	the composition of First Advantage’s board is changed without the consent of a majority of the directors in office;

•	any approval of any plan or proposal for the liquidation or dissolution of the First American or First Advantage;

•	any sale, lease, exchange, transfer or other disposition (in one transaction or a series of related transactions) of all or substantially all of the assets or business of First American to any person (other than a transfer to a company owned by First American or First Advantage or the distribution to First American’s shareholders of the stock or any other assets of a company owned by First American or First Advantage); or

•	any sale, lease, exchange, transfer or other disposition (in one transaction or a series of related transactions) of all or substantially all of the assets or business of First Advantage to any person (other than a transfer to a company owned by First American or First Advantage, the distribution to First Advantage’s stockholders of the stock or any other assets of a company owned by First American or First Advantage, or a transfer or distribution to First American or its affiliates).

Employment Contract

First Advantage has entered into an employment agreement with David Wachtel, chief technology officer. The agreement has a term ending December 31, 2005 and includes a base salary of $250,000 per year and a minimum bonus of $100,000 for 2003. Bonuses paid for calendar years 2004 and 2005 will each be the lesser of (a) 1.0% of pre-tax net income of First Advantage (as defined in the employment agreement) for the applicable year and (b) $250,000. Additional bonuses will be paid for calendar years 2004 and 2005 in an amount equal to

0.5% of pre-tax net income of First Advantage in excess of $25,000,000, if any. Mr. Wachtel was also granted an option to acquire 40,000 shares of our Class A common stock at an exercise price of $16.66 per share under the terms of the employment agreement. Terms of the grant are otherwise the same as provided in our incentive compensation plan. If Mr. Wachtel is terminated on or prior to December 31, 2005 for cause (as defined in the employment agreement) or retires for good reason (as defined in the employment agreement), he will receive salary for up to one-year, any accrued but unpaid bonus, and reimbursement of health insurance premiums for up to one year or until he obtains replacement health insurance. If Mr. Wachtel becomes disabled (as defined in the employment agreement), he will receive base salary for six-months in addition to any insurance benefits he may be eligible to receive. If Mr. Wachtel is terminated or retires for any other reason, he will receive only health insurance premiums required by applicable law. Following 2005, if Mr. Wachtel is terminated for any reason other than death, disability or for cause, he will receive base salary for one year and a bonus equal to the pro rata portion of the bonus he received for the full calendar year ended immediately preceding the date of termination. The employment agreement also calls for Mr. Wachtel to receive a car allowance of $900 per month and other benefits given to similarly situated executives.

Director Compensation

Each director who is not also an employee of our company receives a yearly fee of $20,000 plus fees of $1,000 for each board meeting attended and $500 for each board committee meeting attended. Non-employee directors receive an option to acquire 5,000 shares of our Class A common stock upon election to the board. Non-employee directors who have served for six months or more also will receive an option to acquire 2,500 shares of our Class A common stock upon reelection. In all cases, the exercise price of options is the fair market value of our Class A common stock on the date of grant. In addition, First Advantage will reimburse the directors for travel expenses incurred in connection with their duties as directors of First Advantage. Employees of our company who also are directors receive no additional compensation for their service on the board or on any board committee.

REPORT OF THE COMPENSATION COMMITTEE

OF THE BOARD OF DIRECTORS ON

EXECUTIVE COMPENSATION

The compensation committee of our board of directors is charged with developing, overseeing and reviewing the general compensation plans and policies of First Advantage, and recommends the individual compensation arrangements for our chief executive officer, our other executive officers and the presidents of our primary operating subsidiaries. The compensation committee also administers the incentive compensation plan, including the equity-based component thereof.

Compensation Policies

The compensation committee is committed to designing and implementing a program of executive compensation that will contribute to the achievement of our business objectives and enhance stockholder value. We have an executive compensation program that we believe also:

•	enables us to attract, motivate and retain key executive talent essential to the achievement of our short-term and long-term business objectives;

•	provides compensation competitive with others in our industry;

•	rewards senior executives for accomplishment of pre-defined business goals and objectives; and

•	aligns the interests of our executives with stockholders.

Elements of Executive Compensation

Our executive compensation program has four key components:

•	base salary;

•	annual bonuses;

•	long-term incentive awards; and

•	benefits.

These components combine fixed and variable elements to create a total compensation package that links a significant portion of compensation to corporate, business unit and individual performance.

Base Salary. Base salaries are set within ranges, which are targeted around the competitive norm for similar executive positions in similar companies. Individual salaries may be above or below the competitive norm. We consider the following factors in approving adjustments to salary levels for our executive officers:

•	the relationship between current salary and appropriate internal and external salary comparisons;

•	the average size of salary increases being granted by competitors; and

•	the individual executive’s performance as reflected in the overall manner in which his or her assigned role is carried out.

Annual Bonuses. Annual bonuses are granted pursuant to our executive compensation plan and are intended to serve two primary functions. First, annual bonuses permit us to compensate officers directly if we achieve specific performance targets. Second, annual bonuses also serve to reward executives for performance on those activities that are most directly under their control and for which they are held accountable.

We set specific performance goals for our company, each business unit and each individual executive. Performance awards are increased or decreased from the target to reflect performance levels that exceed or fall below expectations. Business unit and individual performance goals are based on each individual executive’s responsibilities and his or her respective contribution to our success.

The annual bonus is largely based on objective factors and, except with respect to bonuses required to be paid pursuant to employment agreements, the committee has the authority to approve, reduce or entirely eliminate annual bonuses. Annual bonuses typically are cash-based and are paid at the end of each fiscal year. Generally, annual bonus amounts increase as financial measures increase above the levels originally set by the compensation committee.

Long-Term Incentive Awards. Long-term incentive awards are granted pursuant to the First Advantage Corporation 2003 Incentive Compensation Plan and are intended to align the interests of executive officers and other key employees with those of our stockholders. To achieve this purpose, the plan allows the granting of stock options to purchase our Class A common stock, stock appreciation rights, restricted stock awards of our Class A common stock, performance unit awards, performance share awards and cash-based awards to eligible persons at the discretion of the compensation committee. To date, the committee has granted only stock options under the plan.

The size of an individual’s stock option award is based primarily on individual performance and the individual’s responsibilities and position with our company. These options are granted with an exercise price equal to the fair market value of our Class A common stock on the date of grant, therefore, the stock options have value only if our Class A common stock price appreciates from the value on the date the options were granted. These options generally vest and become exercisable in three equal, annual, installments beginning on the first anniversary of the date of grant. The incentive compensation plan is a discretionary plan; however, it has been the compensation committee’s practice generally to award options annually.

Benefits. Benefits offered to executives serve a different purpose than do the other elements of executive compensation. In general, they are designed to provide a safety net of protection against the financial catastrophes that can result from illness, disability or death and to provide a reasonable level of retirement income. Benefits offered to executives are largely those that are offered to the general employee population.

Chief Executive Officer Compensation

John Long’s base compensation of $300,000 for the fiscal year ended December 31, 2003 was set by First American prior to the June 5, 2003 merger of First American’s screening technology division, which Mr. Long headed, with First Advantage. At its first meeting following the merger, the First Advantage board of directors, considering the commitment made by the company’s predecessor, ratified this salary. In December 2003 we awarded Mr. Long a $300,000 bonus for service in 2003 and an option to purchase 150,000 shares of Class A common stock. In awarding the bonus and the options the committee considered Mr. Long’s performance and leadership in consummating the June 5, 2003 merger, in integrating the companies brought together in the merger, in creating and managing a new public company, in building a management team and in executing on First Advantage’s strategy during the short period of its existence. We also considered the difficultly of assessing the financial performance of First Advantage given its short period of existence and how disruptions associated with being a new public company and integrating new businesses affected its performance. With respect to the option award, we also believed that the grant would give Mr. Long a significant incentive to manage the company from the perspective of a stockholder.

By the Compensation Committee of the Board of

Directors

Donald Robert, Chairman

Lawrence Lenihan, Jr.

Donald Nickelson

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The table below sets forth information, as of March 24, 2004, concerning (a) each person that is known to First Advantage to be the beneficial owner of more than 5% of First Advantage’s Class A common stock and Class B common stock; (b) each Named Executive Officer; (c) each director of First Advantage; and (d) all of the directors and executive officers of First Advantage as a group. Unless otherwise indicated, to our knowledge, all persons listed below have sole voting and investment power with respect to their shares, except to the extent spouses share authority under applicable law. Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number and percentage of shares beneficially owned by a person, shares that may be acquired by such person within 60 days of March 24, 2004 are counted as outstanding, while these shares are not counted as outstanding for computing the percentage ownership of any other person.

	Class A Common		Class B Common
Name(1)	Number of Shares Beneficially Owned	Percent of Class(2)	Number of Shares Beneficially Owned	Percent of Class(2)
Holders of 5% or More
The First American Corporation(3) 1 First American Way Santa Ana, California 92707	16,027,286	74.8	16,027,286	100.0
Pequot Capital Management, Inc.(4) 500 Nyala Farm Road Westport, Connecticut 06880	2,204,210	40.9	0	*
T. Rowe Price Associates(5) 100 E. Pratt Street Baltimore, Maryland 21202	577,700	10.7	0	*
Candlewood Capital Management, LLC(6) Robert T. Hoffman G. Todd Silva 47 Hulfish Street Suite 210 Princeton, New Jersey 08540	302,641	5.6	0	*
Directors
Parker Kennedy	2,200	*	0	*
John Long(7)	27,335	*	0	*
J. David Chatham	0	*	0	*
Barry Connelly	0	*	0	*
Lawrence Lenihan, Jr.(4)	2,204,210	40.9	0	*
Donald Nickelson	0	*	0	*
Donald Robert	3,000	*	0	*
Adelaide Sink	0	*	0	*
David Walker	0	*	0	*
Named Executive Officers Who Are Not Directors
Akshaya Mehta	500	*	0	*
John Lamson	1,000	*	0	*
Evan Barnett	0	*	0	*
David Wachtel(8)	76,529	1.4	0	*
All Directors and Executive Officers as a group (17 persons)	2,316,670	43.0	0	*

*	Represents holdings of less than one percent.
(1)	Unless otherwise indicated, the address for each of the persons set forth in the table is care of First Advantage, One Progress Plaza, Suite 2400, St. Petersburg, Florida 33701, attention: secretary.

(2)	Percentage ownership of each class is calculated based on 5,392,757 shares of Class A common stock and 16,027,286 shares of Class B common stock outstanding, in each case as of March 24, 2004, plus, in the case of percentage ownership of Class A common stock with respect to First American, the number of Class A common shares First American may acquire within 60 days of March 24, 2004 upon full conversion of the Class B common stock owned by it on such date on a one-for-one basis.
(3)	The number of shares of Class A common stock reported includes 16,027,286 shares of Class A common stock that may be acquired upon full conversion of 16,027,286 shares of Class B common stock within 60 days of March 24, 2004.
(4)	Consists of 2,101,188 shares of Class A common stock, options to purchase up to 5,829 shares of Class A common stock exercisable within 60 days of March 24, 2004, and warrants convertible into 97,193 shares of Class A common stock held of record by Pequot Private Equity Fund II, L.P. Pequot Capital Management, Inc., the investment manager of Pequot Private Equity Fund II, L.P., holds voting and dispositive power of the shares held of record by Pequot Private Equity Fund II, L.P. Lawrence D. Lenihan, Jr. is a Managing Director of Pequot Capital Management, Inc. and may be deemed to beneficially own the securities held of record by Pequot Private Equity Fund II, L.P. Mr. Lenihan expressly disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein. This footnote is based on information provided by Pequot Capital Management, Inc.
(5)	These securities are owned by various individual and institutional investors that T. Rowe Price Associates, Inc. serves as investment advisor with sole power to direct investments for 577,700 shares of Class A common stock and sole power to vote 61,800 shares of Class A common stock. For purposes of the reporting requirements of the Exchange Act, T. Rowe Price Associates, Inc. is deemed to be a beneficial owner of such securities; however, T. Rowe Price Associates, Inc. expressly disclaims that it is, in fact, the beneficial owner of such securities. This footnote is based on an Amended Schedule 13G dated March 10, 2004, filed with the SEC, and information provided by T. Rowe Price Associates, Inc.
(6)	As reported in an Amended Schedule 13G dated February 13, 2004, filed with the SEC. According to such Schedule 13G, power to vote and dispose of 302,641 shares of Class A common stock is shared by Candlewood Capital Management, LLC, Robert T. Hoffman and G. Todd Silva.
(7)	Includes 4,312 shares that are held for the benefit of Mr. Long by the trustee of the First Advantage Corporation 401(k) Savings Plan and 1,323 shares held through the First Advantage Corporation Employee Stock Purchase Plan.
(8)	Includes options to purchase up to 72,998 shares exercisable within 60 days of March 24, 2004.

The following table sets forth as of March 24, 2004 the total number of First American common shares beneficially owned and the percentage of the outstanding shares so owned, based on 79,275,249 shares of First American common stock outstanding on that date, by:

•	each director of First Advantage;

•	each Named Executive Officer; and

•	all of the directors and executive officers of First Advantage as a group.

Unless otherwise indicated in the notes following the table, those listed are the beneficial owners of the listed shares of First American with sole voting and investment power (or, in the case of individual shareholders, shared power with such individual’s spouse) over the shares listed. First American Common shares subject to rights exercisable within 60 days of March 24, 2004 are treated as outstanding when determining the amount and percentage beneficially owned by a person or entity.

Name	Number of First American Common Shares	Percent of Class
Directors
Parker Kennedy(1)(2)(3)	3,502,081	4.4
John Long(4)	36,948	*
J. David Chatham(5)	31,366	*
Donald Robert	710	*

Named Executive Officers Who Are Not Directors
Akshaya Mehta(6)	178
John Lamson(7)	30,305	*
Evan Barnett(8)	31,100	*
David Wachtel	0	*
All Directors and Executive Officers as a group (17 persons)	3,647,279	4.6

*	Represents holdings of less than one percent.
(1)	Of the shares credited to Mr. Kennedy, chairman, chief executive officer and president of First American and chairman of First Advantage, 10,000 shares are owned directly and 3,364,510 shares are held by Kennedy Enterprises, L.P., a California limited partnership of which Mr. Kennedy is the sole general partner and D. P. Kennedy, Mr. Kennedy’s father, is one of the limited partners. The limited partnership agreement pursuant to which the partnership was formed provides that the general partner has all powers of a general partner as provided in the California Uniform Limited Partnership Act, provided that the general partner is not permitted to cause the partnership to sell, exchange or hypothecate any of its shares of stock of First American without the prior written consent of all of the limited partners. Of the shares held by the partnership, 460,591 are allocated to the capital account of Mr. Kennedy. The balance of the shares held by the partnership is allocated to the capital accounts of the limited partners, who are family members of Mr. Kennedy. Except to the extent of his voting power over the shares allocated to the capital accounts of the limited partners, Mr. Kennedy disclaims beneficial ownership of all shares held by the partnership other than those allocated to his own capital accounts.
(2)	Includes options to purchase up to 118,000 shares exercisable within 60 days of March 24, 2004 and 8,669 shares that are allocated to Mr. Kennedy’s employee stock ownership sub-account under the “ESOP” portion of First American’s 401(k) Savings Plan.
(3)	In addition to the shares set forth in the table, 406,215 are held in trust under First American’s pension plan as part of the diversified investment of the trust’s assets. Mr. Kennedy serves on a committee of four persons, the majority of which may, under the terms of the trust agreement governing the trust, and subject to applicable law, direct the disposition of the securities held as trust assets. In accordance with California law, those shares are not voted.
(4)	Includes options to purchase up to 32,000 shares exercisable within 60 days of March 24, 2004, 948 shares that are allocated to Mr. Long’s employee stock ownership sub-account under the “ESOP” portion of First Advantage’s 401(k) Savings Plan, 1,500 shares held by Mr. Long’s children, and 2,500 shares held by Mr. Long’s spouse.

(5)	Includes options to purchase up to 13,500 shares exercisable within 60 days of March 24, 2004.
(6)	These shares are held for the benefit of Mr. Mehta by the trustee of the First Advantage 401(k) Savings Plan.
(7)	Includes options to purchase up to 29,000 shares exercisable within 60 days of March 24, 2004 and 505 shares held for the benefit of Mr. Lamson by the trustee of the First Advantage 401(k) Savings Plan.
(8)	Includes options to purchase up to 10,700 shares exercisable within 60 days of March 24, 2004.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act, as amended, requires our directors and executive officers, as well as persons who own ten percent or more of our outstanding Class A and Class B common stock, to file an initial report of beneficial ownership of company stock and reports of changes in beneficial ownership thereafter with the SEC. Section 16(a) requires these insiders to deliver copies of all reports filed under Section 16(a) to our company. Based solely on a review of these copies available to us, we believe that insiders have complied with all applicable Section 16(a) filing requirements for fiscal 2003, with the exception of Lisa Steinbach, who reported one stock option grant seven months late.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Our company effectively commenced operations on June 5, 2003 with our acquisition of First American’s screening technology division and US SEARCH. As consideration for the acquisitions, we issued on or about June 5, 2003 100% of our outstanding Class B common stock to First American and 100% of our Class A common stock to former stockholders of US SEARCH. Each share of our Class B common stock entitles the holder to ten votes in any meeting of stockholders. As a result, First American received approximately 80% of the outstanding capital stock of our company and approximately 97% of the voting power in our company. Former stockholders of US SEARCH received the remaining approximately 20% of our outstanding capital stock. Pequot Capital Management, Inc., formerly a stockholder of US SEARCH, received approximately 10% of our Class A common stock in the transaction. First American and Pequot Capital Management, Inc. entered into a stockholders agreement concurrently with the acquisitions that grants Pequot Capital Management, Inc. certain registration rights and the right to sell shares of our Class A common stock at the same time First American sells any of our shares under certain circumstances, and generally requires First American to vote for one nominee for director designated by Pequot Capital Management, Inc.

In connection with the June 2003 acquisitions discussed above, First Advantage and First American entered into a services agreement pursuant to which First American agreed to provide certain financial, administrative and managerial support services to First Advantage. Human resources systems and payroll systems and support, network services financial systems, legal and tax support, human resources support, investor relations and corporate communications support, accounting and financial management support, strategic planning and general management support were provided in 2003 at a cost of $675,000. In addition, certain other services including pension and 401(k) expenses, corporate and medical insurance, personal property leasing and company car programs are provided at actual cost. Pursuant to the services agreement, First Advantage will, and will cause its affiliates to, provide First American and its affiliates with products and services offered by or through First Advantage or its affiliates from time to time at rates and on terms no less favorable than those generally offered by First Advantage and its affiliates to third parties. First American may make one or more loans to First Advantage on terms mutually agreeable to First American and First Advantage under the services agreement, provided that such loan or loans bear interest at a rate per annum no greater than the prime rate in effect from time to time plus 2.75%, and the aggregate amount of all such loans at any date of determination will not exceed $1.0 million.

On January 1, 2004, First Advantage and First American amended and restated the services agreement to eliminate all services and fees, except that First American will continue to provide certain business services to First Advantage at actual cost or on pricing given to similarly situated affiliates of First American, and certain human resources systems and payroll systems and financial systems will be provided at a cost of $300,000 per year, plus reasonable out of pocket expenses. First Advantage provides certain business services in India to First American at actual cost.

First Advantage performs employment screening services for First American. Total revenue for these services from First American was $353,000 for the year ended December 31, 2003.

On July 31, 2003 First Advantage executed a revolving promissory note in favor of First American in a principal amount of $10.0 million. Interest on amounts drawn under the note is payable monthly. The note bears interest at the one-month LIBOR rate plus an applicable margin ranging from 1.75% per annum to 3.0% per annum. The amount outstanding under the note as of March 24, 2004 was $4.5 million.

Parker Kennedy and Kenneth DeGiorgio serve as chairman and general counsel, respectively, of First Advantage. Mr. Kennedy also serves as chairman, chief executive officer and president of First American and Mr. DeGiorgio also serves as senior vice president and general counsel of First American. Messrs. Kennedy and DeGiorgio also serve as executive officers of and on the board of directors of several First American affiliates.

STOCK PERFORMANCE GRAPH

Set forth below is a line graph comparing change in the cumulative total stockholder return on First Advantage’s Class A common stock to the cumulative total stockholder return on the S&P SmallCap 600, and the publicly traded common stock of ChoicePoint Inc. and Kroll, Inc. ChoicePoint and Kroll are companies with business lines substantially similar to First Advantage’s business lines. The period presented begins June 6, 2003, the first day our Class A common stock was quoted on the Nasdaq National Market, and ends December 31, 2003.

	Period
Investment(1)	06/06/03	12/31/03
First Advantage Corporation	$100	$75.84
SmallCap 600	$100	$122.45
ChoicePoint	$100	$108.61
Kroll	$100	$108.83

(1)	The graph assumes that $100 was invested in First Advantage’s Class A common stock, the S&P SmallCap 600, ChoicePoint and Kroll at the closing price of each on June 6, 2003, the day our Class A common shares commenced trading on the Nasdaq National Market, and includes reinvestment of dividends, if any.

PRINCIPAL ACCOUNTANT FEES AND SERVICES

The firm of PricewaterhouseCoopers LLP has been selected by the audit committee of our board as independent accountants to audit the books and accounts of our company and its subsidiaries for the fiscal year ending December 31, 2004. This firm has served as independent accountants for our company since 2003. A representative of PricewaterhouseCoopers LLP is expected to be present at the annual meeting and will have an opportunity to make any desired statement and to answer any appropriate questions by stockholders.

Audit Firm Fee Summary

Our company retained PricewaterhouseCoopers LLP as its independent public accountants to provide services in the following categories and amounts during the relevant periods:

Service	Fees
Audit	$295,000
Audit-Related	$56,223
Tax Fees	$32,364
All Other Fees	$0

Total	$383,587

Audit Fees. This category includes the aggregate fees billed for professional services rendered for the audits of our company’s consolidated financial statements for fiscal year 2003, for the reviews of the financial statements included in our quarterly reports on Form 10-Q during fiscal 2003, and for services that are normally provided by PricewaterhouseCoopers LLP in connection with statutory and regulatory filings or engagements for the relevant fiscal year.

Audit-Related Fees. This category includes the aggregate fees billed during the period from May 14, 2003, the date on which our company became a registrant under the Exchange Act, to December 31, 2003 for assurance and related services by PricewaterhouseCoopers LLP that are reasonably related to the performance of the audits or reviews of the financial statements and are not reported above under “Audit Fees,” and generally consist of fees for, accounting consultation with respect to our registration statements and agreed-upon procedure reports.

Tax Fees. This category includes the aggregate fees billed during the period from May 14, 2003 to December 31, 2003 for professional services rendered by the independent public accountants for tax advice and tax planning.

All Other Fees. This category includes the aggregate fees billed during the period from May 14, 2003 to December 31, 2003 for products and services provided by the independent public accountants that are not reported above under “Audit Fees,” “Audit-Related Fees,” or “Tax Fees.” First Advantage was not billed any fees in this category during such period.

The audit committee has considered the compatibility of the non-audit services performed by and fees paid to PricewaterhouseCoopers LLP in fiscal 2003 and determined that such services and fees were compatible with the independence of the public accountants. During fiscal year 2003, PricewaterhouseCoopers LLP did not utilize any personnel in connection with the audit other than its full-time, permanent employees.

Policy for Approval of Audit and Non-audit Services. The audit committee has adopted an approval policy regarding the approval of audit and non-audit services provided by the independent auditor, which approval policy describes the procedures and the conditions pursuant to which the audit committee may grant general pre-approval for services proposed to be performed by our independent public accountants.

All services provided by our independent public accountants, both audit and non-audit, must be pre-approved by the audit committee. Our audit committee has delegated to the chairman of the audit committee the authority to grant pre-approvals of non-audit services provided by PricewaterhouseCoopers LLP. The decisions of the chairman of the audit committee to pre-approve such a service are required to be reported to the audit committee at its regularly scheduled meetings.

In determining whether to approve a particular audit or permitted non-audit service, the audit committee will consider, among other things, whether such service is consistent with maintaining the independence of the independent public accountant. The audit committee will also consider whether the independent public accountant is best positioned to provide the most effective and efficient service to our company and whether the service might be expected to enhance our ability to manage or control risk or improve audit quality.

GENERAL INFORMATION

Stockholder Proposals

In order for a proposal by a stockholder to be included in the proxy statement and proxy for the annual meeting to be held in 2005, such proposal must be received by First Advantage at its principal executive office, to the attention of the secretary, no later than December 17, 2004 (which is not more than 120 days prior to the anniversary of the mailing date of this proxy statement), assuming that the date of the annual meeting to be held in 2005 is not changed by more than 30 days from the date of this annual meeting. In such event, we will provide notice of the date by which such proposals must be received in order to be included. The determination by First Advantage of whether it will oppose inclusion of any proposal in its proxy statement and proxy will be made on a case-by-case basis in accordance with its judgment and the rules and regulations promulgated by the SEC. Proposals received after December 17, 2004 will not be considered for inclusion in our proxy materials for the annual meeting in 2005.

Pursuant to the rules and regulations promulgated by the SEC, any stockholder who intends to present a proposal at the annual meeting to be held in 2005 without requesting that we include such proposal in our company’s proxy statement should be aware that he or she must notify our company at its principal executive office, attention secretary, not later than February 27, 2005 (which is 45 days prior to the anniversary of the mailing date of this proxy statement) of the intention to present the proposal. Otherwise, we may exercise discretionary voting with respect to such stockholder proposal pursuant to authority conferred by proxies to be solicited by our board and delivered in connection with the meeting.

As of the date of this proxy statement, the board is not aware of any matters to come before the annual meeting other than those set forth on the notice accompanying this proxy statement. If any other matters come before the annual meeting, the proxy card, if executed and returned, gives discretionary voting authority to the persons named as proxy holders, John Long and Kenneth DeGiorgio, our chief executive officer and general counsel, respectively, with respect to such matters.

Annual Report

All stockholders of record as of the Record Date have been sent, or are concurrently herewith being sent, a copy of our annual report for the fiscal year ended December 31, 2003. Such report contains certified consolidated financial statements of First Advantage and its subsidiaries for the fiscal year ended December 31, 2003.

No Incorporation by Reference

The report of the compensation committee of the board on executive compensation and the audit committee report, and the Stock

Performance Graph above are not deemed to be “filed” with the SEC, and shall not be incorporated by reference into any prior or future filings made by First Advantage under the Securities Act or the Exchange Act, except to the extent that First Advantage specifically incorporates such information by reference.

Additional Information

Under the Delaware General Corporation Law, you will not have any appraisal rights in connection with the actions to be taken at the annual meeting.

Beginning on May 11, 2004, a list of holders of record of our Class A and Class B common stock as of the Record Date will be available at our principal executive office during ordinary business hours for examination by any stockholder holding any class of our common stock on the Record Date for any purpose germane to the annual meeting.

Our company will pay the cost of preparing, assembling and mailing the attached letter from our chief executive officer, notice of annual meeting, this proxy statement, the enclosed proxy card, and the solicitation of proxies. Directors, officers and other regular employees of First Advantage may solicit proxies. None of them will receive any additional compensation for such solicitation. People soliciting proxies may contact you in person, by telephone, via e-mail or by facsimile. First Advantage will pay brokers or other persons holding stock in their names or the names of their nominees for the expenses of forwarding soliciting material to their principals.

Our company will, upon the written request of any person who is a beneficial owner of our Class A or Class B common shares on the Record Date, furnish without charge a copy of our annual report on Form 10-K for the year 2003, together with the accompanying financial statements. We will also furnish a copy of the exhibits to the annual report, if requested. Such requests should contain a representation that the person requesting this material was a beneficial owner of the our Class A common stock or Class B common stock on the Record Date and be sent to the secretary of our company at the address indicated on the first page of this proxy statement.

By Order of the Board of Directors

Kenneth D. DeGiorgio Executive Vice President, General Counsel and Assistant Secretary

St. Petersburg, Florida

April 12, 2004

APPENDIX A

AUDIT COMMITTEE CHARTER

PURPOSE

The primary purposes of the Audit Committee (the “Committee”) are (1) to assist the Board of Directors in fulfilling its oversight of the accounting and financial reporting processes of the Company and the audits of the Company’s financial statements; and (2) to prepare the “Report of the Committee” to be included in the Company’s annual proxy statement.

While the Committee has the responsibilities and powers set forth in the charter, it is not the duty of the Committee to plan or conduct audits or to determine that the Company’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles. Management is responsible for the preparation, presentation and integrity of the Company’s financial statements. Management and the internal auditing department are responsible for maintaining appropriate accounting and financial reporting principles and policies and internal controls and procedures that provide for compliance with accounting standards and applicable laws and regulations. The independent accountants are responsible for planning and carrying out a proper audit of the Company’s annual financial statements, and reviewing the Company’s quarterly financial statements prior to the filing of each quarterly report.

In meeting its responsibilities, other than as set forth herein, the Committee’s policies and procedures shall be flexible so that it may react to any change in circumstances or conditions.

COMPOSITION

The Committee shall be comprised of three or more directors who shall be appointed by the Board of Directors. The Chairperson of the Committee shall be appointed by the Board of Directors.

Each member of the Committee shall qualify as an “independent director” under applicable law and the Nasdaq National Market listing requirements (the “Nasdaq Rules”) and shall be able to read and understand fundamental financial statements, including the Company’s balance sheet, income statement and cash flow statement. In addition one member of the Committee shall have past employment experience in finance or accounting, requisite personal certification in accounting, or any other comparable experience or background which results in the individual’s financial sophistication, including having been a chief executive officer, chief financial officer or other senior officer with financial oversight responsibilities, as determined in accordance with the Nasdaq Rules by the Board in its business judgment. When and as required by the Nasdaq Rules, applicable law or the rules of the Securities and Exchange Commission (the “SEC”), one member of the Committee shall be a “financial expert,” as determined by the Board of Directors in accordance with such law or rules in its business judgment.

COMPENSATION

No member of the Committee shall receive any compensation from the Company other than (i) director’s fees for service as a director of the Company, including reasonable compensation for serving on the Committee and regular benefits that other directors receive and (ii) a pension or similar deferred compensation for past performance, provided that such compensation is not conditioned on continued or future service to the Company.

MEETINGS

The Committee shall meet at least once every fiscal quarter or more frequently as circumstances require. Members of the Committee may participate in a meeting of the Committee by means of conference call or similar communications equipment by means of which all persons participating in the meeting can hear each other. The

Committee may ask members of management or others to attend meetings and provide pertinent information, as necessary. The Committee shall meet separately periodically at such times as it deems appropriate with management, the director of the internal auditing department, the independent accountants and the Company’s general or outside counsel to discuss any matters that the Committee or any of these persons or firms believe should be discussed privately or as is necessary to fulfill the Committee’s duties hereunder.

RESOURCES AND AUTHORITY

The Committee shall be granted unrestricted access to all information and all employees of the Company as requested by members of the Committee. The Committee shall have the power to conduct or authorize investigations into any matters within its scope of responsibilities and shall be empowered to retain, at the Company’s expense, independent counsel, accountants, or others to assist it in the conduct of any investigation, or to otherwise assist it in fulfilling its responsibilities and duties, without seeking approval of the Board of Directors or management.

The Committee shall have the sole authority to:

(i) select, retain and terminate the Company’s independent accountants (subject, if applicable, to shareholder ratification);

(ii) approve in advance all auditing services and related fees and terms; and

(iii) approve in advance all non-audit services permitted to be provided to the Company by the independent accountants under applicable law and SEC rules, and related fees and terms; provided, however

a. that non-audit services that were not recognized at the time of the engagement to be non-audit services and otherwise fall within the pre-approval exception provided in Section 10A of the Securities Exchange Act of 1934 (“de minimus non-audit services”) may be approved by the Committee prior to completion of the audit, and

b. that the Committee may delegate to one or more members of the Committee the authority to pre-approve services to be provided by the independent accountants, provided that any such pre-approval by one or more members of the Committee shall be reported to the full Committee at its next scheduled meeting.

RESPONSIBILITIES AND DUTIES

The Committee, to the extent it deems necessary or appropriate in fulfilling its purposes, shall:

1. Obtain and review a written report by the independent accountants describing (i) the firm’s internal quality-control procedures, and (ii) any material issues raised by the most recent internal quality-control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the firm, and any steps taken to deal with any such issues.

2. Obtain and review with the independent accountants a written statement as required by Independence Standards Board (ISB) Standard No. 1, as may be modified or supplemented, discuss with the independent accountants any disclosed relationships or services that may impact their objectivity and independence, and recommend any appropriate actions to be taken.

3. Set clear hiring policies for employees or former employees of the independent accountants.

4. Discuss with management the timing and process for implementing the rotation of audit partners as required by applicable law and SEC rules.

Financial Reporting

1. Prior to the annual audit, review the scope of the independent accountant’s audit plan, including the scope, procedures and timing of the audit, the experience and qualifications of the senior members of the independent accountant’s team and the quality control procedures of the independent accountant.

2. Review with management and the independent accountants the financial information included in the Company’s Quarterly Report on Form 10-Q and management’s discussion and analysis of the financial condition and results of operations prior to its filing.

3. Review with management and the independent accountants at the completion of the annual audit the Company’s consolidated financial statements included in the Annual Report on Form 10-K and management’s discussion and analysis of the financial condition and results of operations prior to its filing.

4. Discuss with management generally the types of information (including financial information and earnings guidance) to be disclosed in earnings press releases and earnings calls, as well as to analysts and rating agencies (paying particular attention to any use of “pro forma,” or “adjusted” non-GAAP information).

5. Review legal and regulatory matters that may have a material impact on the Company’s consolidated financial statements, related compliance policies and programs, and reports received from regulators.

6. Establish procedures for (i) the receipt, retention, and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters, and (ii) the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

7. Discuss with the Company’s general counsel and/or outside counsel any significant legal, compliance or regulatory matters that may have a material effect on the Company’s business, financial statements or compliance policies, including material notices to or inquiries received from governmental agencies.

Internal Auditing Department, Financial Controls and Risk Management

1. Review and concur in the appointment or dismissal of the director of the internal auditing department.

2. Review in consultation with the independent accountants and the director of the internal auditing department the integrity of the Company’s financial reporting processes and system of internal control including controls over quarterly financial reporting, computerized information systems and security.

3. Review with the director of the internal auditing department the qualifications and staffing of the internal audit department, the scope of the proposed audit plan for the following year and the coordination of the plan with the independent accountants.

4. Receive from the director of the internal auditing department summaries of and, as appropriate, the significant reports to management prepared by the internal auditing department and management’s responses thereto.

5. Review with management, the director of the internal auditing department and the independent accountants (i) the Company’s policies with respect to risk assessment and risk management, (ii) the Company’s major financial risks exposures, and (iii) the steps management has taken to monitor and control such exposures.

Reporting and Recommendations

1. Prepare the Report of the Committee for inclusion in the annual stockholders’ meeting proxy statement. The Report of the Committee must state whether the Committee: (i) has reviewed and discussed the audited consolidated financial statements with management, (ii) has discussed with the independent accountants the matters required to be discussed by SAS 61, as may be modified, supplemented or replaced, (iii) has received the written disclosures from the independent accountants required by ISB Standard No. 1, as may be modified or supplemented, and has discussed with the accountants their independence, and (iv) has recommended to the Board of Directors, based on the review and discussions referred to in above items (i) through (iii), that the Company’s consolidated financial statements be included in the Annual Report on Form 10-K for the last fiscal year for filing with the SEC.

OTHER DUTIES

The Committee shall review and reassess the adequacy of this Audit Committee Charter on an annual basis and submit any proposed revisions to the Board of Directors for consideration and approval.

The Committee shall report regularly to the Board of Directors concerning significant developments in the course of performing the above responsibilities and duties, including reviewing with the full Board any issues that arise with respect to the quality or integrity of the Company’s compliance with legal or regulatory requirements, the performance and independence of the Company’s independent accountants, or the performance of the internal audit function.

The Committee shall perform such functions (whether or not described herein) as necessary or appropriate under applicable law, the Company’s charter or Bylaws, and the resolutions and other directives of the Board of Directors.

*                        *                         *

FIRST ADVANTAGE CORPORATION

ANNUAL MEETING OF STOCKHOLDERS

To Be Held

Thursday, May 20, 2004, 9:00 a.m.

at the

RENAISSANCE VINOY RESORT

501 FIFTH AVENUE NE

ST. PETERSBURG, FLORIDA 33701

First Advantage Corporation

One Progress Plaza

Suite 2400

St. Petersburg, Florida 33701	proxy

This proxy is solicited by the Board of Directors of First Advantage Corporation for use at the Annual Meeting on May 20, 2004.

The shares of First Advantage Class A or Class B common stock you hold of record as of March 31, 2004 will be voted as you specify on the reverse side.

By signing and dating this proxy, you revoke all prior proxies and appoint John Long and Kenneth DeGiorgio, and each of them, with full power of substitution, to vote your shares as directed on the matters shown on the reverse side.

If no choice is specified, the proxy will be voted “FOR” the nominees for director listed herein and at the discretion of the proxy holders on other matters that may come before the Annual Meeting and all adjournments.

See reverse for voting instructions.

ò    Please detach here    ò

The Board of Directors Recommends a Vote FOR all nominees listed below.

1. Election of directors:	01	Parker Kennedy	06	Donald Nickelson	☐ Vote FOR all nominees (except as marked)	☐ Vote WITHHELD from all nominees
	02	John Long	07	Donald Robert
	03	J. David Chatham	08	Adelaide Sink
	04	Barry Connelly	09	David Walker
	05	Lawrence Lenihan, Jr.

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR EACH NOMINEE LISTED HEREIN.

Address change? Mark Box    ☐    Indicate changes below:

Dated: ________________

Signature(s) in Box

Please sign exactly as your name(s) appear on Proxy. If held in joint tenancy, all persons must sign. Trustees, administrators etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy. Partnerships and limited liability companies should sign in partnership or applicable entity name by an authorized person.